Exhibit 99.1
Youbet.com Enters Into New Two-Year Agreement with National City Bank; Pays Off Wells Fargo Term Loan
Woodland Hills, CA, December 4, 2008 — Youbet.com (NASDAQ: UBET) today announced that it has entered into a new credit agreement with National City Bank and used proceeds from the new facility to repay the remaining $4.5 million term loan balance under its credit agreement with Wells Fargo.
The new credit agreement matures on November 30, 2010 and provides for a $10 million term loan and a $5 million revolving credit facility. Interest on the term loan is variable and will be based on the prime rate or LIBOR, plus a margin based on specified leverage ratios. A portion of the proceeds from the new term loan were used to repay Wells Fargo, and the remaining proceeds will be used for general corporate purposes.
The agreement also contains certain financial covenants, including specific EBITDA thresholds the company must meet. Collateral for the credit agreement is a priority-secured interest in all of the company’s assets.
“Our improved operating performance over the past few quarters has enabled us to generate free cash flow, which has positioned us to enter into a new, more flexible agreement and to pay off our Wells Fargo term loan,” said Michael Brodsky, President and Chief Executive Officer of Youbet.com. “This commitment from our new partner, National City, provides us with significant resources to pursue growth opportunities as they may arise, including the possibility of repurchasing the company’s shares. Going forward, we will remain focused on growing our handle and our net track revenue at Youbet Express, while maximizing our margins at United Tote and operating profitably in order to increase shareholder value.”
About Youbet.com, Inc.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products.
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CONTACT:

Youbet.com, Inc.	Integrated Corporate Relations
Jeffrey Grosman	William Schmitt (Investors)
818.668.2384	203.682.8200